As filed with the Securities and Exchange Commission on November 16, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vion Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3671221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4 Science Park New Haven, Connecticut	06511
(Address of Principal Executive Offices)	(Zip Code)

Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan
(Full Title of the Plan)

Alan Kessman
Chief Executive Officer
4 Science Park
New Haven, Connecticut 06511
(203) 498-4210

Copies to:

Paul Jacobs, Esq. Lawrence A. Spector, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 318-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
Common Stock $0.01 par value per share (2)	7,441,907	$2.055	$15,293,119	$1,801

(1)	This Registration Statement shall also cover any additional indeterminable changing number of shares as may be required pursuant to Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2)	All shares of common stock of the registrant carry rights to purchase common stock, par value $.01 per share. The common stock purchase rights are attached to and trade with common stock of the registrant. Value attributable to such rights, if any, is reflected in the market price of the common stock.

(3)	Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed on the basis of $2.055 per share (the average of the high and the low prices of the registrant's common stock as reported on the Nasdaq Capital MarketSM on November 15, 2005).

Explanatory Note

This Registration Statement registers 7,441,907 shares of common stock, par value $.01 per share, of Vion Pharmaceuticals, Inc. (the "Company" or the "Registrant") (along with attached common stock purchase rights) that may be issued and sold pursuant to our 2005 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 are omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act of 1933, as amended (the "Securities Act") and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to directors, officers, employees and consultants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Registration Statement:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, respectively;

(c)	The Company's Current Reports on Form 8-K filed on January 6, 2005, January 10, 2005, January 21, 2005, January 26, 2005, January 28, 2005, February 1, 2005, February 10, 2005, March 15, 2005, March 21, 2005, March 28, 2005, April 13, 2005, April 19, 2005, May 3, 2005, May 16, 2005, June 13, 2005, July 27, 2005, August 5, 2005, September 13, 2005, September 22, 2005, September 28, 2005, October 18, 2005, October 25, 2005, October 31, 2005 and November 10, 2005;

(d)	The description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A filed on July 31, 1995;

(e)	The rights agreement dated as of October 26, 1998, filed as Exhibit 4.1 to our Current Report on Form 8-K filed on October 26, 1998, and Amendment No. 1 thereto filed as Exhibit 4.1 to our Current Report on Form 8-K filed on August 16, 2004; and

(f)	Our registration statement on Form 8-A, filed on October 26, 1998, as amended by Amendment No. 1 thereto on Form 8-A/A, filed on August 16, 2004.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or (ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the General Corporation Law of the State of Delaware ("DGCL"), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant's Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of each officer and director of the registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Registrant has purchased and maintains a directors' and officers' liability policy for such purposes.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Fulbright & Jaworski L.L.P.
10.1	Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan*
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in signature page)

* Incorporated by reference to our current report on Form 8-K filed on October 31, 2005.

ITEM 9.    UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on the 16th day of November 2005.

VION PHARMACEUTICALS, INC.

By: /s/ Alan Kessman Alan Kessman Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan Kessman and Karen Schmedlin, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William R. Miller	Chairman of the Board of Directors	November 16, 2005

William R. Miller

/s/ Alan Kessman	Chief Executive Officer (Principal Executive Officer)	November 16, 2005

Alan Kessman

/s/ Howard B. Johnson	President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 16, 2005

Howard B. Johnson

/s/ George Bickerstaff	Director	November 16, 2005

George Bickerstaff

/s/ Stephen K. Carter, M.D.	Director	November 16, 2005

Stephen K. Carter, M.D.

/s/ Gary Willis	Director	November 16, 2005

Gary Willis

/s/ Alan C. Sartorelli, Ph.D.	Director	November 16, 2005

Alan C. Sartorelli, Ph.D.

Director

Mario Sznol

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Fulbright & Jaworski L.L.P.
10.1	Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan*
23.1	Consent of Counsel (contained in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in signature page).

*	Incorporated by reference to the Registrant's current report on Form 8-K filed on October 31, 2005.